                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                            ------------------------------

                               SCHEDULE 14A INFORMATION
                      PROXY STATEMENT PURSUANT TO SECTION 14(a)
                        OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                           /X/
Filed by party other than the Registrant          / /


Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
     240.14a-12

                              --------------------------

                          NICOLLET PROCESS ENGINEERING, INC.
                   (Name of Registrant as Specified In Its Charter)

                          NICOLLET PROCESS ENGINEERING, INC.
                      (Name of Person(s) Filing Proxy Statement)

                              --------------------------

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1    Title of each class of securities to which transaction applies:

          ---------------------------------------
     2    Aggregate number of securities to which transaction applies:

          ---------------------------------------
     3 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------
     4    Proposed maximum aggregate value of transaction:

          ---------------------------------------
     5    Total fee paid:

          ---------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1    Amount Previously Paid:

          ---------------------------------------
     2    Form, Schedule or Registration Statement No.:

          ---------------------------------------
     3    Filing Party:

          ---------------------------------------
     4    Date Filed:

                                1999 ANNUAL MEETING


                         NICOLLET PROCESS ENGINEERING, INC.
                               420 NORTH FIFTH STREET
                              FORD CENTRE, SUITE 1040
                           MINNEAPOLIS, MINNESOTA  55401




TO THE SHAREHOLDERS OF NICOLLET PROCESS ENGINEERING, INC.:


     You are cordially invited to attend our Annual Meeting of Shareholders to be held on April 7, 1999, at 3:30 p.m., local time, at the Marriott Hotel -- City Center, 30 South Seventh Street, Minneapolis, Minnesota.


     The formal Notice of Meeting, Proxy Statement and form of proxy are enclosed.

     Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy in the envelope provided as soon as possible so that your vote will be recorded.

                                        Very truly yours,


                                        /s/ Pierce A. McNally

                                        Pierce A. McNally
                                        CHAIRMAN OF THE BOARD




March 9, 1999





                            PLEASE SIGN, DATE AND RETURN
                            THE ENCLOSED PROXY PROMPTLY
                          TO SAVE THE COMPANY THE EXPENSE
                            OF ADDITIONAL SOLICITATION.

                         NICOLLET PROCESS ENGINEERING, INC.
                               420 NORTH FIFTH STREET
                              FORD CENTRE, SUITE 1040
                           MINNEAPOLIS, MINNESOTA  55401
                           ______________________________

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD APRIL 7, 1999
                           _____________________________

TO THE SHAREHOLDERS OF NICOLLET PROCESS ENGINEERING, INC.:


     Notice is hereby given that the Annual Meeting of Shareholders of Nicollet Process Engineering, Inc. will be held on April 7, 1999, at 3:30 p.m., local time, at the Marriott Hotel -- City Center, 30 South Seventh Street, Minneapolis, Minnesota, for the following purposes:


     1. To elect six directors to serve for the ensuing year or until their successors are elected and qualified;

     2. To consider and act upon a proposal to amend the Company's Articles of Incorporation, as amended, to increase the authorized number of shares of capital stock from 15,000,000 to 55,000,000 shares, consisting of 50,000,000 shares of common stock, no par value, and 5,000,000 shares designated as preferred stock, no par value.

     3. To consider and act upon a proposal to amend the Company's 1995 Amended and Restated Stock Incentive Plan to (a) increase the number of shares available for issuance thereunder to 3,000,000, (b) increase the number of shares that may be subject to an award granted to a participant in any fiscal year of the Company with a value based solely on an increase in the value of the Common Stock after the date of the grant to 500,000 shares in the aggregate and (c) increase the number of shares which may be subject to an award granted to a participant who is first appointed or elected as an officer, hired as an employee retained as a consultant by the Company or who receives a promotion that results in an increase in responsibilities or duties may be granted, during the fiscal year of such appointment, election, hiring, retention or promotion to 700,000 shares.

     4. To ratify the appointment of Ernst & Young LLP, certified public accountants, as independent auditors for the Company for the year ending August 31, 1999; and

     5. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.


     The close of business on February 24, 1999 has been fixed as the record date for the determination of shareholders who are entitled to vote at the meeting or any adjournments thereof.

                                        By Order of the Board of Directors,

                                        /s/ Thomas A. Letscher

                                        Thomas A. Letscher
                                        SECRETARY

March 9, 1999

--------------------------------------------------------------------------------
     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                         NICOLLET PROCESS ENGINEERING, INC.
                               420 NORTH FIFTH STREET
                              FORD CENTRE, SUITE 1040
                           MINNEAPOLIS, MINNESOTA  55401
                                ___________________

                                  PROXY STATEMENT
                                        FOR
                           ANNUAL MEETING OF SHAREHOLDERS
                                   APRIL 7, 1999
                                ___________________


                                    INTRODUCTION


     The Annual Meeting of Shareholders (the "Annual Meeting") of Nicollet Process Engineering, Inc. (the "Company") will be held on April 7, 1999, at 3:30 p.m., local time, at the Marriott Hotel -- City Center, 30 South Seventh Street, Minneapolis, Minnesota, or at any adjournment or adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.


     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

     Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.


     The Company expects that this proxy material will first be mailed to shareholders on or about March 9, 1999.

                                  VOTING OF SHARES


     Only holders of Common Stock of record at the close of business on February 24, 1999 will be entitled to vote at the Annual Meeting. On February 24, 1999, the Company had 6,245,861 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting.



     The presence at the Annual Meeting, in person or by proxy, of the holders of fifty percent (50%) of the outstanding shares of Common Stock entitled to vote at the meeting (3,122,931 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (I.E., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).


     The election of a nominee for director and any other proposals that may come before the Annual Meeting described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the meeting). Shares represented by a proxy card including any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved. Shares represented by a proxy card voted as abstaining on any of the other proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter.

                               ELECTION OF DIRECTORS
                                     PROPOSAL 1
NOMINATION


     The Restated Bylaws of the Company provide that the number of directors must be at least one, or such other number as may be determined by the Board of Directors or by the shareholders at a regular meeting. The Board of Directors (the "Board") has set its size at six and has nominated the six individuals below to serve as directors of the Company until the next annual meeting of the shareholders or until their respective successors have been elected and qualified. All of the nominees are members of the current Board except for Manuel Schiappa Pietra. Mr. Pierce McNally, the Chairman of the Board and a current member of the Board and Mr. Frank van Luttikhuizen, a current member of the Board and principal of TECHinspirations, Inc. ("TECH") who was elected to the Board on December 15, 1998, are not standing for reelection. Mr. John van Leeuwen and Mr. Manuel Schiappa Pietra have been nominated for election to the Board in connection with the Letter of Intent, dated November 30, 1998, between TECH and the Company (the "TECH Letter of Intent"). See "Certain Transactions." Mr. Boszhardt was elected as a member of the Board to fulfill the Company's obligations under certain Subscription Agreements dated November 7, 1997, among the Company and several investors. See "Certain Transactions."


     The Board recommends a vote FOR the election of each of the nominees listed below. In absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If prior to the meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT DIRECTORS AND NOMINEES

     The following information has been furnished to the Company by the existing directors of the Company and by persons who have been nominated by the Board to serve as directors for the ensuing year.


NAME OF DIRECTOR OR NOMINEE        AGE           PRINCIPAL OCCUPATION
---------------------------        ---      -----------------------------------
Pierce A. McNally (2)              50       Chairman of the Board of the
                                            Company

Robert A. Pitner                   55       Chief Executive Officer and
                                            Interim Chief Financial Officer of
                                            the Company

Benton  J. Case, Jr. (1)           63       President of Rainy River
                                            Resources, Inc.

Thomas W. Bugbee (1)               47       President of Bugbee and
                                            Associates, LLC

Andrew K. Boszhardt, Jr.           42       Chief Executive Officer of Oscar
                                            Capital Management, LLC

John van Leeuwen                   40       Chairman of the Board of
                                            TECHinspirations, Inc.

Manuel Schiappa Pietra             39       President of TECHinspirations,
                                            Inc.

Frank van Luttikhuizen (2)         44       Chief Financial Officer of
                                            TECHinspirations, Inc.

_________________

(1)  Member of the Audit Committee and Compensation Committee.
(2)  Not standing for reelection.



     PIERCE A. MCNALLY has served as the Director of Corporate Development of the Company from October 1, 1996 to December 1998, the Chairman of the Board since May 1995 and has been a director since 1992. He also currently serves as Chairman of the Board and Chief Executive Officer of Minnesota American, Inc., a Minnetonka, Minnesota based holding company which owns LockerMate Corporation, a developer of locker memory organizational products. From January 1992 until October 1994, he was President and Co-Chief Executive Officer of Minnesota American, Inc. Prior to that time, Mr. McNally was an officer and director of Midwest Communications, Inc., a communications company. He also serves on the board of directors of Imaging Institute, Inc., Rainy River Resources, Inc., Minnesota American, Inc. and Vicom Incorporated. Mr. McNally is not standing for reelection.

     ROBERT A. PITNER has served as Chief Executive Officer and director of the Company since April 1991, as Interim Chief Financial Officer since May 1997 and as President from April 1991 to November 1998. From April 1991 to May 1995, Mr. Pitner also served as the Company's Chief Financial Officer. From June 1989 to April 1991, Mr. Pitner was a Vice President at Wiken Advertising and Promotion, a consulting firm specializing in "high tech" industries. From 1988 to 1989, he was President and Chief Operating Officer of Springboard Software, Inc., a software company. Prior to 1988, Mr. Pitner spent twenty years in the banking industry in various executive positions, most recently as a senior executive at First Bank System (now U.S. Bank).



     BENTON J. CASE, JR., joined the Company's Board of Directors in 1988.
Since May 1978, Mr. Case has been employed by Rainy River, a company engaged in oil and gas exploration. Mr. Case has served as President of Rainy River since February 1991 and prior to that time, held the position of Treasurer. Mr. Case has also served as Vice President of Future Care Systems, Inc. since 1994. From October 1990 until March 1994, he was a general partner of Skylark II, a venture capital firm. Skylark II was sold to Rainy River in 1994. Mr. Case is also a member of the Board of Directors of Future Care Systems, Inc.



     THOMAS W. BUGBEE, joined the Company's Board of Directors in 1988. Mr. Bugbee has been the President of Bugbee and Associates, LLC, a corporate finance advisory services company, since January 1996 when he founded the company. From November 1991 through January 1996, Mr. Bugbee was the President of Bugbee, Anton and Associates, Inc., a corporate finance advisory services company. During that time, Mr. Bugbee has served as Chief Financial Officer of several high-tech companies along with his responsibilities at Bugbee and Associates, LLC. From 1989 to 1991, he was a Senior Manager for Ernst & Young LLP and managed the Corporate Finance/Debt Restructuring Group for the Twin Cities.


     ANDREW K. BOSZHARDT, JR., joined the Company's Board of Directors in November 1997. Mr. Boszhardt currently serves as the Chief Executive Officer of Oscar Capital Management, LLC, an investment advisory firm, which he co-founded in December 1996. From 1980 through November 1996, Mr. Boszhardt was employed by Goldman Sachs & Co. where he served as a Vice President and was active in securities brokerage and asset management.

     JOHN VAN LEEUWEN, joined the Company's Board of Directors in December 1998. Mr. van Leeuwen currently serves as Chairman of the Board of TECHinspirations, Inc., a venture capital investment firm which he co-founded in June 1996. From October 1992 to June 1996, Mr. van Leeuwen was the President and General Manager of Baan Company Canada, a European software company. In September 1987, Mr. van Leeuwen founded STROHN Systems Inc., a computer systems integration and engineering services business.


     MANUEL SCHIAPPA PIETRA, has been the President of TECHinspirations, Inc. since April 1998. From March 1997 to March 1998 he assumed the Americas Vice Presidency for the Process Industry Vertical of Baan Company. From September 1993 to December 1996, Mr. Pietra was a member of the Americas startup management team for the Baan Company USA, with sole responsibility for the Latin America region. Mr. Pietra also served from September 1993 to December 1996 on the boards of various Latin American divisions of Baan Company, including, Brazil, Venezuela, Chile, Argentina, Mexico, Peru and Columbia.

     FRANK VAN LUTTIKHUIZEN, joined the Company's Board of Directors in December 1998. Since September 1996, Mr. van Luttikhuizen has been the Chief Financial Officer of TECHinspirations, Inc., a venture capital investment firm. From June 1993 to March 1996, Mr. van Luttikhuizen was the Director of Finance and Administration of Baan Company Canada, a European software company. Mr. van Luttikhuizen was an independent consultant from August 1990 to June 1993. From July 1985 to July 1990, Mr. van Luttikhuizen held various positions in administration and finance at Victoria Hospital. From June 1983 to July 1985, he held various positions in administration and finance at Union Gas and from August 1979 to June 1983, Mr. van Luttikhuizen was an accountant at Coopers & Lybrand. Mr. van Luttikhuizen was elected to the Board of Directors of the Company on December 15, 1998 and is not standing for reelection.


INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The business and affairs of the Company are managed by the Board, which met seven (7) times during the fiscal year ended August 31, 1998. Committees established and maintained by the Board of Directors include the Audit Committee and the Compensation Committee.


     The members of the Audit Committee during fiscal 1998 were Messrs. Bugbee and Case. The function of the Audit Committee is to review Company financial statements, oversee the financial reporting and disclosures prepared by management, make recommendations regarding the Company's financial controls, and confer with the Company's outside auditors. The Audit Committee met one time during fiscal 1998. Messrs. Bugbee and Case will serve as members of the Audit Committee for fiscal 1999.



     The members of the Compensation Committee during fiscal 1998 were Messrs. Bugbee and Case. The function of the Compensation Committee is to set the compensation for those officers who are also directors, and set the terms of, and grants of awards under, the Company's 1990 Stock Option Plan (the "1990 Plan") and the 1995 Amended and Restated Stock Incentive Plan (the "1995 Plan") and to act on other matters relating to compensation as it deems appropriate. The Compensation Committee met twice during fiscal 1998. Messrs. Bugbee and Case will serve as members of the Compensation Committee for fiscal 1999.


     All of the Directors attended 75% or more of the aggregate meetings of the Board and all committees on which they served during fiscal 1998.

DIRECTOR COMPENSATION


     The Company does not pay fees to the members of the Board of Directors except to Mr. McNally, who, pursuant to a written agreement, currently receives compensation of $52,500 per year, plus a discretionary bonus. See "Executive Compensation and Other Benefits--Employment and Consulting Agreements." On April 23, 1998, for fiscal 1998, Messrs. McNally, Pitner and Case were each granted an option to purchase 15,000 shares of Common Stock at a price of $0.50 per share. All of these options are fully vested and remain exercisable until April 23, 2003. Mr. McNally will resign as a director and Chairman of the Board effective April 7, 1999.

           PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT


     The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of February 24, 1999 unless otherwise noted (a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director and nominee, (c) by each executive officer named in the Summary Compensation Table and (d) by all executive officers and directors of the Company as a group.



                                                       SHARES OF COMMON STOCK
                                                        BENEFICIALLY OWNED(1)
                                                    ----------------------------
                                                                     PERCENT OF
      NAME                                            AMOUNT          CLASS(2)
      ----                                            ------         ----------
      Oscar Capital Management Group(3). . . . .     2,308,833            36.4%
      David R. Chamberlin(4) . . . . . . . . . .       765,500            12.2%
      Pierce A. McNally(5)(6). . . . . . . . . .     1,025,662            14.7%
      Robert A. Pitner(6)(7) . . . . . . . . . .     1,025,662            14.7%
      Benton J. Case, Jr.(8) . . . . . . . . . .       176,265             2.8%
      Thomas W. Bugbee(9). . . . . . . . . . . .       127,790             2.0%
      Andrew K. Boszhardt, Jr.(10) . . . . . . .     2,308,833            36.4%
      Frank van Luttikhuizen(11) . . . . . . . .             0               0%
      John van Leeuwen(12) . . . . . . . . . . .             0               0%
      Evros Psiloyenis(13) . . . . . . . . . . .             0               0%
      Manuel Schiappa Pietra . . . . . . . . . .             0               0%
      All executive officers and directors as a
      group (8 persons)(14). . . . . . . . . . .     3,638,550            50.6%

---------------------------

    (1) Except as otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

    (2) Based on 6,245,861 shares of Common Stock outstanding as of February 24, 1999.



    (3) Includes 233,333 shares of Common Stock held by Oscar Capital Management, LLC ("Oscar Capital"); 1,804,833 shares of Common Stock held by Andrew K. Boszhardt, Jr.; 104,000 shares of Common Stock issuable upon the exercise of outstanding warrants held by Mr. Boszhardt; and 166,667 shares of Common Stock held by Anthony Scaramucci. Does not include 732,500 shares of Common Stock held by David R. Chamberlin or 33,000 shares of Common Stock issuable upon the exercise of outstanding warrants held by Mr. Chamberlin. Mr. Boszhardt and Mr. Scaramucci are the sole members of Oscar Capital. Mr. Chamberlin is a former co-worker and long-time friend of Mr. Boszhardt and is not otherwise affiliated with Oscar Capital or Mr. Boszhardt. The address for Oscar Capital is 900 Third Avenue, New York, NY 10022.

    (4) Includes 33,000 shares of Common Stock issuable upon the exercise of outstanding warrants. Does not include 233,333 shares of Common Stock held by Oscar Capital; 1,804,833 shares of Common Stock held by Andrew
          K. Boszhardt, Jr.; 104,000 shares of Common Stock issuable upon the exercise of outstanding warrants held by Mr. Boszhardt; or 166,667 shares of Common Stock held by Anthony Scaramucci. The address for Mr. Chamberlin is 260 Wrights Road, Aspen, Colorado
          81612.



    (5) Includes 92,500 shares of Common Stock beneficially owned by Robert A. Pitner who shares voting power with Mr. McNally regarding the election of a director of the Company. See footnote (6). Also includes: (i) 89,000 shares of Common Stock issuable to Mr. McNally upon the exercise of outstanding stock options; (ii) 640,334 shares of Common Stock issuable to Mr. Pitner upon the exercise of outstanding stock options; and (iii) an aggregate of 16,000 shares of Common Stock held by Mr. McNally's wife as custodian for the benefit of their daughters as to which Mr. McNally disclaims any beneficial interest. Mr. McNally's address is 420 North Fifth Street, Ford Centre, Suite 1040, Minneapolis, MN 55401. Mr. McNally will resign as a director and Chairman of the Board effective April 7, 1999.


    (6) Messrs. McNally and Pitner are parties to a Letter Agreement dated November 7, 1997 (the "Letter Agreement") whereby they agreed to vote all shares of Common Stock of the Company held by them "FOR" the election of Andrew K. Boszhardt, Jr., or his nominee, as director of the Company. Under the rules of the Securities and Exchange Commission, Messrs. Pitner and McNally may be deemed to share voting power over each other's shares of Common Stock. Messrs. Pitner and McNally disclaim any beneficial interest in the other person's shares of Common Stock.


    (7)   Includes 187,828 shares of Common Stock beneficially owned by Pierce
          A. McNally who shares voting power with Mr. Pitner regarding the election of a director of the Company. See footnote (6). Also includes: (i) 640,334 shares of Common Stock issuable to Mr. Pitner upon the exercise of outstanding stock options; (ii) 89,000 shares of Common Stock issuable to Mr. McNally upon the exercise of outstanding options; and (iii) an aggregate of 16,000 shares of Common Stock held by Mr. McNally's wife as custodian for the benefit of their daughters as to which Mr. McNally disclaims any beneficial interest. The address for Mr. Pitner is 420 North Fifth Street, Ford Centre, Suite 1040, Minneapolis, MN 55401.


    (8) Includes 60,000 shares of Common Stock issuable upon the exercise of outstanding stock options; 46,501 shares of Common Stock held by Mr. Case's wife, as to which Mr. Case disclaims any beneficial interest; 17,430 shares of Common Stock held by Rainy River Resources, Inc. ("Rainy River"); and 4,000 shares of Common Stock held by FCSI Business Development Corp. ("FCSI"). Mr. Case is an executive of Rainy River and the Vice President of FCSI. Mr. Case disclaims beneficial ownership of shares held by Rainy River and FCSI except to the extent of his pecuniary interest therein.

    (9) Includes 47,500 shares of Common Stock issuable upon the exercise of outstanding stock options.


    (10) Includes 104,000 shares of Common Stock issuable upon the exercise of outstanding warrants; 233,333 shares of Common Stock held by Oscar Capital; and 166,667 shares of Common Stock held by Anthony Scaramucci. Does not include 732,500 shares of Common Stock held by David R. Chamberlin or 33,000 shares of Common Stock issuable upon the exercise of outstanding warrants held by Mr. Chamberlin.


    (11) The address for Mr. van Luttikhuizen is 2275 No. 8 Side Road, R.R. #2, Milton, Ontario, Canada. Does not include any shares of Common Stock issuable upon exercise of options to be issued to TECH under the TECH Letter of Intent.

    (12) The address for Mr. van Leeuwen is 2275 No. 8 Side Road, R.R. #2, Milton, Ontario, Canada. Does not include any shares of Common Stock issuable upon exercise of options to be issued to TECH under the TECH Letter of Intent.

    (13) The address for Mr. Psiloyenis is 420 North Fifth Street, Ford Centre, Suite 1040, Minneapolis, MN 55401.


    (14) Includes 836,834 shares of Common Stock issuable upon exercise of outstanding options; 250,598 shares of Common Stock held by directors' spouses, a director's spouse as custodian for the benefit of their children, and certain affiliates of directors, as to which such directors disclaim any beneficial interest except to the extent of their pecuniary interest therein; and 104,000 shares of Common Stock issuable upon exercise of outstanding warrants held by a director.


                     EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in the last fiscal year (the "Named Executive Officers"). Other than Mr. Pitner, no other executive officer of the Company had salary and bonus which exceeded $100,000 in the fiscal year ended August 31, 1998.

                             SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                COMPENSATION
                                                                ------------
                                        ANNUAL COMPENSATION      SECURITIES
                                        -------------------      UNDERLYING
NAME AND PRINCIPAL POSITION    YEAR   SALARY ($)   BONUS($)(1)   OPTIONS (#)
---------------------------    ----   ----------   -----------   -----------
Robert A. Pitner               1998   $108,000      $      0     263,500(2)
  PRESIDENT, CHIEF EXECUTIVE   1997   $108,000      $ 34,000      26,000
  OFFICER AND INTERIM CHIEF    1996   $108,000      $ 50,000       7,500
  FINANCIAL OFFICER

-----------------------------------

(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though such bonuses were actually paid in the following year.

(2) Mr. Pitner was granted options to purchase an aggregate of 263,500 shares of Common Stock during fiscal 1998. Of this amount, an aggregate of 248,500 shares represented options originally granted in December 1993, July 1994, August 1994, August 1995, September 1995 and October 1996, respectively, that were canceled and reissued in June 1998. See "Board of Directors Report on Repricing of Options."

OPTION GRANTS AND EXERCISES

     The following tables summarize option grants and exercises during the year ended August 31, 1998 to or by the Named Executive Officers and the potential realizable value of the options held by such persons at August 31, 1998.

                     OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                     ---------------------------------------------------------

                      NUMBER OF
                      SECURITIES    PERCENT OF TOTAL
                      UNDERLYING     OPTIONS GRANTED  EXERCISE OR
                       OPTIONS       TO EMPLOYEES       BASE       EXPIRATION
NAME                 GRANTED(#)(1)   IN FISCAL YEAR   PRICE ($/Sh)     DATE
----                -------------    --------------   -----------     ------
Robert A. Pitner     15,000(2)(10)           3.0%        $0.3125     08/31/00
                    100,000(3)(10)          20.2%        $0.3125     07/31/04
                     50,000(4)(10)          10.1%        $0.3125     08/31/04
                     16,000(5)(10)           3.2%        $0.3125     10/07/01
                     10,000(6)(10)           2.0%        $0.3125     08/01/99
                     50,000(7)(10)          10.1%        $0.3125     08/31/00
                      7,500(8)(10)           1.5%        $0.3125     09/01/00
                     15,000(9)               3.0%        $0.5000     04/23/03

-----------------------

(1) The options listed above were granted under the 1995 Plan. Options become exercisable under the 1995 Plan so long as the executive remains in the employ of the Company or one of its subsidiaries. To the extent not already exercisable, options granted under the 1995 Plan become immediately exercisable in full upon certain changes in control of the Company, provided that, upon such a change in control, the Compensation Committee may determine that holders of options granted under the 1995 Plan will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control of the Company over the exercise price of such options. See "Proposal to Amend the Amended and Restated 1995 Stock Incentive Plan."

(2) These options were granted on December 1, 1993 and were subsequently canceled and reissued on June 1, 1998. See Note (10) below.

(3) This option was granted on July 31, 1994 and was subsequently canceled and reissued on June 1, 1998. See Note (10) below.

(4) This option was granted on August 31, 1994 and was subsequently canceled and reissued on June 1, 1998. See Note (10) below.

(5) This option was granted on October 7, 1996 and was subsequently canceled and reissued on June 1, 1998. See Note (10) below.

(6) This option was granted on August 1, 1994 and was subsequently canceled and reissued on June 1, 1998. See Note (10) below.

(7) This option was granted on August 31, 1995 and was subsequently canceled and reissued on June 1, 1998. See Note (10) below.

(8) This option was granted on September 1, 1995 and was subsequently canceled and reissued on June 1, 1998. See Note (10) below.

(9)  This option was granted on April 23, 1998 and is exercisable in full.

(10) These options were granted on June 1, 1998 during the repricing program and replaced a like number of previously granted options.

                           AGGREGATED OPTION EXERCISES IN
                 LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                                                     VALUE OF UNEXERCISED
                                                                  NUMBER OF UNEXERCISED              IN-THE-MONEY OPTIONS
                              SHARES                              OPTIONS AT FY-END(#)(1)                 AT FY-END($)(2)
                           ACQUIRED ON           VALUE          -------------------------          -------------------------
NAME                       EXERCISE(#)       REALIZED($)        EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE
----                       -----------       -----------        -------------------------          -------------------------
Robert A. Pitner                 0                 $0                     273,500/0                          $18,767/$0

-------------------

(1) The exercise price of options granted under the Company's 1995 Plan may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. In addition, the exercise price of options granted may be paid pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. Under the 1995 Plan, the Compensation Committee also has the discretion to grant a supplemental cash bonus to an optionee in connection with the grant or exercise of an option or both the grant and exercise of an option. See "Proposal to Amend the Amended and Restated 1995 Stock Incentive Plan."

(2) Value is based on the difference between the fair market value of the Common Stock on August 29, 1998 and the exercise price of the options. The fair market value of the Common Stock as of August 29, 1998, was calculated as the average of the bid and asked prices as quoted in the local over-the-counter market ($.4063). The exercise price of outstanding options range from approximately $0.3125 to $0.72 per share.

STOCK OPTION PLANS

     The Company's 1995 Amended and Restated Stock Incentive Plan (the "1995 Plan"), which was approved by the Company's shareholders in January 1996, replaced the Company's 1990 Stock Option Plan (the "1990 Plan"). The 1995 Plan provides for the grant to participating eligible recipients of the Company of options to purchase Common Stock, restricted stock awards, performance units, stock bonuses and stock appreciation rights. See "Proposal to Amend the Amended and Restated 1995 Stock Incentive Plan" for a description of the 1995 Plan, including terms related to a change in control of the Company.

     The terms of the 1990 Plan are substantially similar to those of the 1995 Plan, although the 1990 Plan does not provide for the grant of performance units, restricted stock awards or stock bonuses. Also, under the 1990 Plan, in the event of a dissolution or liquidation of the Company, a merger (other than a merger effecting a reincorporation of the Company in another state) or consolidation in which the

Company is not the surviving corporation, or a transaction in which another corporation becomes the owner of 50% or more of the total combined voting power of all classes of stock of the Company, all outstanding options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms; provided, however, that such acceleration of exercisability shall not apply to a given option or stock appreciation right if any surviving or acquiring corporation agrees to assume such option or stock appreciation right in connection with the merger, consolidation, or transaction or agrees to substitute a new option satisfying the requirements of Section 425(a) of the Internal Revenue Code of 1986, as amended, or to substitute a new stock appreciation right.

EMPLOYMENT AND CONSULTING AGREEMENTS


     The Company entered into a new employment agreement with its Chief Executive Officer, Robert A. Pitner (the "Pitner Employment Agreement") with an effective date of September 1, 1998 that provides for an annual base salary of $120,000, which amount may be increased by the Board of Directors, and a discretionary bonus, payable in cash, stock options or any other manner, with the amount and terms to be determined by the Board of Directors. Under the terms of the Pitner Employment Agreement, Mr. Pitner was granted stock options for the purchase of 351,834 shares of Common Stock at an exercise price of $.25 per share exercisable until September 1, 2004. The Pitner Employment Agreement contains provisions providing for the assignment of inventions by Mr. Pitner, the maintenance of confidential information of the Company and is subject to a one-year non-competition clause in the event of termination of employment. The Pitner Employment Agreement may be terminated (i) by either party upon six month's notice for whatever reason; and (ii) by the Company immediately in the event Mr. Pitner defaults or does not perform. Upon termination, if Mr. Pitner does not obtain employment consistent with his training and education because of the non-competition clause, the Company must compensate Mr. Pitner until he secures employment at a rate of 100% of his current base salary for the first twelve months of separation from the Company.



     On May 1, 1995, the Company entered into an agreement with Pierce A. McNally providing for Mr. McNally's services as Chairman of the Board of the Company on an as needed, up to full time basis. For Mr. McNally's services, he currently receives compensation of $52,500 per year plus a bonus payable at the discretion of the Board of Directors. As part of the agreement, on September 1, 1995, Mr. McNally was granted options to purchase 10,000 shares of Common Stock at an exercise price of $3.00 for five years. These options were immediately vested and remain exercisable until September 1, 2000. On October 26, 1995, the Company amended this agreement to provide for the future grant of additional options to purchase 15,000 shares should the Board of Directors so determine. The Board of Directors granted such options to Mr. McNally on October 7, 1996. These options have an exercise price of $2.63 and are fully exercisable until October 7, 2001. Effective as of June 1, 1998, all of the foregoing option exercise prices were repriced at $.3125 per share. Mr. McNally will resign as a director and Chairman of the Board effective April 7, 1999.


     On June 18, 1998, the Company entered into a letter agreement with Evros Psiloyenis providing for his employment on an "at will" basis as the Company's President. Mr. Psiloyenis began employment on November 1, 1998. Mr. Psiloyenis is paid an annual base salary of $120,000, which amount may be increased by the Board of Directors, and a discretionary bonus, payable on completion of quarterly financial statements. In December 1998, Mr. Psiloyenis was granted an option to purchase 500,000 shares of Common Stock at an exercise price of $0.25 per share which vests with respect to 200,000 shares after two years and 100,000 after each of the next three years.

BOARD OF DIRECTORS REPORT ON REPRICING OF OPTIONS


     On July 13, 1998, the Board of Directors of the Company ratified the repricing of existing stock options held by employees and directors that had an exercise price of $1.00 or more. The repricing was effective June 1, 1998. The repriced options are identical to the original options except for the exercise price, which was changed to $.3125 per share, the fair market value of one share of Common Stock on the effective date. The vesting and exercise dates of the options were not changed. Robert A. Pitner, the Company's Chief Executive Officer and a director, held options to purchase an aggregate of 263,500 shares, which were repriced to an exercise price of $.3125 per share. Non-employee directors held options to purchase an aggregate of 155,500 shares, which were repriced to an exercise price of $.3125 per share. In approving the option repricing, the Board of Directors acknowledged that the retention of employees and the directors is critical to the Company's success and its ability to continue to meet its performance objective and that stock options constitute one of the primary components of the Company's compensation structure and therefore serve as a significant factor in the Company's ability to continue to attract and retain the services of highly qualified personnel.


                  PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
              TO INCREASE THE AUTHORIZED CAPITAL STOCK OF THE COMPANY
                                     PROPOSAL 2

INTRODUCTION


     At present, the Articles of Incorporation, as amended, of the Company authorize the issuance of 12,000,000 shares of Common Stock, no par value and 3,000,000 shares of preferred stock, no par value. As of February 24, 1999, 6,245,861 shares of the Company's authorized shares of Common Stock were issued and outstanding and 5,754,139 shares were authorized but unissued. Of the 5,754,139 shares of Common Stock that were authorized and unissued, an aggregate of 2,202,291 shares are reserved for issuance pursuant to outstanding options and warrants of the Company. Accordingly, as of February 24, 1999, there were 3,551,848 shares of Common Stock available for issuance or sale by the Company other than those issuable as described above. The Company does not currently have any shares of Preferred Stock issued or outstanding.


     The Board of Directors has unanimously proposed that the Company's Articles of Incorporation, as amended, be amended to increase the authorized number of shares of capital stock from 15,000,000 to 55,000,000 shares, of which 50,000,000 shares will be designated as common stock, no par value, and 5,000,000 shares will be designated preferred stock, no par value (the "Preferred Stock") and that this amendment should be presented to the Company's shareholders at the Annual Meeting. At the Annual Meeting, the shareholders of the Company are being asked to approve this amendment.

PROPOSED FINANCING

     Effective November 30, 1998, the Company entered into the TECH Letter of Intent, which provides the basis on which an investor ("Investor") to be identified by TECH, would provide $3,000,000 in debt/equity financing (the "Financing") to the Company. As of November 29, 1998, a total of $1,955,000 had been advanced to the Company in connection with the Financing under an existing credit agreement. See "Certain Transactions." The terms of the Financing would include the issuance of 1,500,000 shares of Preferred Stock at a price of $1.00 per share, the proceeds of which would be used to repay $1,500,000 of the advances. In addition, the Company would issue the Investor a warrant to purchase an additional 1,500,000 shares of Preferred Stock at an exercise price of $1.00 per share. The warrant would expire three years after the closing of the Financing or repayment of the loan facilities, whichever were later. The Preferred Stock would have the following rights and preferences. Each share of Preferred Stock would be convertible at the option of the holder into 6-2/3 shares of Common Stock and have the right to vote on all matters submitted to holders of the Common Stock on an as-if-converted basis. Each share of Preferred Stock would have the right to participate in all dividends declared on the Common Stock on an as-if-converted basis. In addition, each share of Preferred Stock would be entitled to a liquidation preference of $1.00 per share prior to any distributions to be made on the Common Stock and, after payment of such preference, would share, PARI PASSU, with any distributions made to holders of the Common Stock on an as-if-converted basis. Pierce A. McNally and Benton J. Case, Jr., directors of the Company have indicated that they intend to purchase an aggregate of 30,000 shares of Preferred Stock in the Financing.



     The Investor would continue to make available to the Company a $1,500,000 revolving operating line of credit. The line of credit would continue to be secured by a security interest in the Company's assets, bear interest at the rate of 1% in excess of the prime rate and have a term of three years. The Company also agreed to pay TECH a fee of $200,000 payable in monthly installments of $25,000 each beginning December 1, 1998 through June 30, 1999. The Company had previously paid TECH an aggregate of $100,000 for the period from July 31, 1998 through November 30, 1998. The Company has also agreed to issue TECH warrants to purchase up to 4,750,000 shares of Common Stock at a price of $.15 per share. The warrants would be immediately exercisable with respect to 1,500,000 shares, become exercisable with respect to an additional 1,000,000 shares, 1,000,000 shares and 1,250,000 shares after the Company's Common Stock had closed at a price of at least $1.00, $2.00 and $3.00 per share, respectively, for a period of ten days. The Investor also has the right to designate a majority of the nominees for election to the Board of Directors. John van Leeuwen and Frank van Luttikhuizen were elected to the Board on December 15, 1998, and John van Leeuwen and Manuel Schiappa Pietra have been nominated for election at the Annual Meeting as designees of the Investor.
Frank van Luttikhuizen, a current member of the Board, is not standing for reelection. The Letter of Intent is non-binding, except for the obligation to pay the fee to TECH.



     The Company does not currently have a sufficient number of authorized and unreserved shares of Common Stock or Preferred Stock to complete the Financing as currently structured, and this amendment must be approved in order to complete the Financing as currently structured. If the Financing is completed, the Investor will "beneficially own" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) approximately 76% of the Company's Common Stock immediately following the Financing.


COMMON STOCK

     All outstanding shares of Common Stock are fully paid and nonassessable. Each share of the outstanding Common Stock is entitled to participate equally in dividends as and when declared by the Board of Directors and is entitled to participate equally in any distribution of net assets made to the shareholders upon liquidation of the Company. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Accordingly, the owners of a majority of the shares of Common stock outstanding may elect all of the directors of the Company if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. The Company has not declared or paid any cash dividends on its Common Stock since its inception and does not intend to pay any dividends for the foreseeable future.

PREFERRED STOCK

     Under applicable Minnesota law, no action by the Company's shareholders is necessary, and only action of the Board of Directors is required, to authorize the issuance of any Preferred Stock. The Board of Directors is empowered to establish, and to designate the name of, each class or series of the shares of Preferred Stock and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). The Board of Directors can issue shares of such class or series to, among other individuals, the holders of another class or series of preferred stock or to the holders of Common Stock. Accordingly, the Board of Directors, without shareholder approval, can issue preferred stock with voting or conversion rights which could adversely affect the voting power of the holders of the Common Stock. The Preferred Stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, the Board of Directors could issue such shares as a dividend to holders of Common Stock or place such shares privately with purchasers who may side with the Board of Directors in opposing a takeover bid. The Board currently intends to designate 3,500,000 shares of Preferred Stock for issuance in connection with the Financing.

PURPOSE AND EFFECTS OF THE PROPOSED AMENDMENT

     The purpose of adopting the proposed amendment is to enable the Company to consummate the Financing. In addition, the Board of Directors believes that it is necessary and desirable to increase the number of shares of Common Stock and Preferred Stock the Company is authorized to issue to give the Board of Directors additional flexibility to declare stock splits or dividends, adopt additional future employee benefit plans, make acquisitions through the use of stock, increase the number of shares in the market, enable the Board of Directors to reserve additional shares for issuance under any options, warrants or convertible securities which may be issued and raise equity capital. The Board of Directors has no immediate plans, understandings or agreements or commitments to issue additional shares of Common Stock or Preferred Stock for any of these purposes, except in connection with the Financing discussed above and except as permitted or required by outstanding options, warrants, convertible securities and additional options which may be granted from time to time under the 1995 Plan. The flexibility inherent in having the authority to issue shares of Common Stock will, in the opinion of the Board of Directors, be advantageous to the Company in any negotiations involving the issuance of such stock. If the shareholders fail to approve the proposed amendment the Company will not be able to complete the Financing as currently structured, and the Company would be forced to restructure the Financing. In addition, if the authorization of additional shares of Common Stock and Preferred Stock (beyond the number of shares needed to complete the Financing) are deferred until a specific need existed, the time and expense required in connection with obtaining the necessary shareholder action for each proposed issuance could deprive the Company of flexibility that the Board of Directors believes will result in the most efficient use of such shares. If this proposed amendment is adopted, no additional action or authorization by the Company's shareholders will be necessary prior to the issuance of such additional shares, unless required by applicable law or regulation, or unless deemed desirable or advisable by the Board of Directors. Furthermore, the Board of Directors will be empowered, without further shareholder action, to establish, and to designate the names of, classes or series of the Preferred Stock and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, conversion and voting rights and preferences).

     If adopted, the proposal will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of Common Stock. Under the Company's Articles of Incorporation, as amended, the shareholders of the Company do not have preemptive rights with respect to the Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock or Preferred Stock, existing shareholders would not have any preferential rights to purchase such additional shares of Common Stock or Preferred Stock.

     Although the Board of Directors is proposing this amendment to the Company's Articles of Incorporation, as amended, for the reasons stated above, the amendment could, under certain circumstances, discourage or make more difficult an attempt by a person or organization to gain control of the Company by tender offer or proxy contest, or to consummate a merger or consolidation with the Company after acquiring control, and to remove incumbent management, even if such transactions were favorable to the shareholders of the Company. Issuance of shares of Common Stock or Preferred Stock in a private placement to a person sympathetic to management and opposed to any attempt to gain control of the Company could make a change in control of the Company more difficult. Accordingly, this proposal to amend the Company's Articles of Incorporation, as amended, may be deemed (under certain circumstances which may or may not occur) to be an anti-takeover measure. However, the proposal is not being presented as an anti-takeover measure.

PROPOSED RESOLUTION

     A resolution in substantially the following form will be submitted to the shareholders at the Annual Meeting:

     RESOLVED, That the first sentence of Article III of the Company's Articles of Incorporation, as amended, is amended in its entirety to read as follows:

          The aggregate number of shares of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, consisting of Fifty Million (50,000,000) shares of common stock, no par value per share (the "Common Stock") and Five Million (5,000,000) of which shall be designated preferred stock, no par value (the "Preferred Stock").

     RESOLVED FURTHER, That the appropriate officers of the Company are authorized and directed to make, execute, acknowledge and file such certificates and documents as may be required by law with respect to the foregoing resolutions.

INTERESTS OF CERTAIN PERSONS


     If the proposed amendment to the Company's Articles of Incorporation is approved and the Company completes the Financing: (a) the Investor will acquire 1,500,000 shares of Preferred Stock, a promissory note convertible into an additional 1,500,000 shares of Preferred Stock and warrants to purchase up to 4,750,000 shares of Common Stock; and (b) certain directors have indicated they intend to purchase an aggregate of up to 30,000 shares of Preferred Stock.


BOARD OF DIRECTORS' RECOMMENDATION

     The Board of Directors recommends a vote FOR approval of this amendment. The affirmative vote of the holders of a majority of shares of Common Stock of the Company present in person or by proxy at the Annual Meeting is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR the approval of this amendment.

                         PROPOSAL TO AMEND THE AMENDED AND
                         RESTATED 1995 STOCK INCENTIVE PLAN
                                     PROPOSAL 3

INTRODUCTION

     In December 1995, the Board Directors of the Company reaffirmed the Amended and Restated 1995 Stock Incentive Plan (the "1995 Plan"), which was approved by the Company's shareholders in January 1996. On December 15, 1998, the Board of Directors amended the 1995 Plan, subject to shareholder approval, to (a) increase the number of shares available for issuance thereunder to 3,000,000,
(b) increase the number of shares that may be subject to an award granted to a participant in any fiscal year of the Company with a value based solely on an increase in the value of the Common Stock after the date of the grant to 500,000 shares in the aggregate and (c) increase the number of shares which may be subject to an award granted to a participant who is first appointed or elected as an officer, hired as an employer retained as a consultant by the Company or who receives a promotion that results in an increase in responsibilities or duties may be granted, during the fiscal year of such appointment, election, hiring, retention or promotion to 700,000 shares. At the Annual Meeting, the Company's shareholders are being asked to approve this amendment.


     The increase in the number of shares reserved for issuance under the 1995 Plan is necessary to permit the Company to continue operation of the 1995 Plan for the benefit of new participants as well as to allow additional awards to current participants. As of February 24, 1999, the Company had issued options to purchase an aggregate of 1,764,334 shares of Common Stock under the 1995 Plan. If this amendment is approved, 1,235,666 shares will be available for future grants. The Company anticipates that it will issue additional options in the future.


SUMMARY OF THE 1995 PLAN

     A general description of the basic features of the 1995 Plan is outlined below. This summary is qualified in its entirety by the terms of the 1995 Plan, a copy of which may be obtained from John Sandberg, the Controller of the Company.

     GENERAL. The 1995 Plan provides for awards to eligible recipients of: (i) options to purchase Common Stock that qualify as "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options"); (ii) options to purchase Common Stock that do not qualify as Incentive Stock Options ("Non-Statutory Stock Options"); (iii) stock appreciation rights ("Stock Appreciation Rights"); (iv) restricted stock awards ("Restricted Stock Awards");
(v) performance units ("Performance Units"); and (vi) stock bonuses ("Stock Bonuses"). Incentive Stock Options and Non-Statutory Stock Options are referred to as "Options," and Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Units and Stock Bonuses are collectively referred to as "Incentive Awards."

     The 1995 Plan may be administered by the Board of Directors or by a committee of the Board of Directors consisting of not less than two members of the Board who are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The 1995 Plan is currently administered by the Board of Directors (the "Committee"). The Committee selects the participants to be granted Incentive Awards under the 1995 Plan (the "Participants"), determines the nature and extent of the Incentive Awards granted to the Participants, the time or times when Incentive Awards will be granted, the duration of each Incentive Award and the discretionary terms and conditions of each grant not otherwise fixed under the 1995 Plan. In addition, the Committee will have the authority under the 1995 Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock, Preferred Stock or any combination of the foregoing.

     Eligible recipients of Incentive Awards under the 1995 Plan include all full-time or part-time employees of the Company or any subsidiary and any non-employee directors, consultants and independent contractors of the Company or any subsidiary. The Company intends that Incentive Awards be granted under the 1995 Plan to those eligible persons who are performing vital services in the management, operations and development of the Company or a subsidiary and significantly contribute to the achievement of long-term, corporate economic objectives.

     The 1995 Plan will terminate on January 1, 2005, unless sooner terminated by action of the Board of Directors. No Award will be granted after termination of the 1995 Plan. Currently, a maximum of 1,000,000 shares of Common Stock are reserved for issuance under the 1995 Plan. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the 1995 Plan and under outstanding Incentive Awards and to the exercise price of outstanding Options. The Board of Directors may amend the 1995 Plan in any respect without stockholder approval, unless stockholder approval is then required by federal securities or tax laws or the rules of any stock exchange or Nasdaq. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the 1995 Plan, no right or interest of any Participant in an Incentive Award prior to the exercise or vesting of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, provided that a Participant may designate a beneficiary to receive an Incentive Award upon such Participant's death.

     OPTIONS. The exercise price for Non-Statutory Stock Options may be not less than 85% of the fair market value of the Common Stock on the date the Non-Statutory Stock Options are granted. Incentive Stock Options may not be granted with an exercise price that is less than 100% of the fair market value of the Common Stock on the date the Incentive Stock Options are granted, except that Incentive Stock Options granted to persons owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary may not be granted with an exercise price that is less than 110% of the fair market value on the date of grant.

     Payment of an option exercise price will be made entirely in cash; provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a broker exercise notice, a promissory note or previously acquired shares of Common Stock or Preferred Stock having an aggregate fair market value on the date of exercise equal to the payment required, or by a combination of such methods. The Committee may also, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation by tender of a broker exercise notice, a promissory note or previously acquired shares, or by a combination of such methods.

     Options may not be transferred other than by will or the laws of descent and distribution or to a beneficiary designated by the Participant as provided in the 1995 Plan, and during the lifetime of a Participant may be exercised only by the Participant. Options will become exercisable at such times and in such installments as determined by the Committee and may be exercised in whole or in part from time to time thereafter, subject to the terms and conditions set forth in the 1995 Plan; provided, however, that no Option may be exercisable after 10 years from its date of grant. To the extent that any Incentive Stock Option granted under the 1995 Plan ceases for any reason to qualify as an "incentive stock option" for purposes of the federal tax laws, such option will continue to be outstanding for purposes of the 1995 Plan as a Non-Statutory Stock Option.

     STOCK APPRECIATION RIGHTS. Stock Appreciation Rights are rights granted to a recipient to receive a payment from the Company in the form of Common Stock, cash or a combination of both, equal to the difference between the fair market value of one or more shares of Common Stock and the exercise price of such shares under the terms of such Stock Appreciation Right. The terms and conditions of any Stock Appreciation Rights granted under the 1995 Plan will be determined by the Committee in its sole discretion, subject to certain requirements contained in the 1995 Plan. The exercise price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the date of grant; provided, however, that the exercise price may not be less than the fair market value of one share of the underlying Common Stock on the date the Stock Appreciation Right is granted. A Stock Appreciation Right will become exercisable at such time and in such installments as determined by the Committee at the time of grant and will expire at the time fixed in the applicable award agreement; provided, however, that no Stock Appreciation Right may be exercisable after 10 years from the date of grant.

     RESTRICTED STOCK AWARDS. Restricted Stock Awards are grants to Participants of shares of Common Stock that are subject to restrictions on transferability and subject to the possibility of forfeiture under terms and conditions set by the Committee. The Committee may impose such restrictions or conditions, not inconsistent with the 1995 Plan, as the Committee may deem appropriate, including, without limitation, that the Participant remain continuously employed by the Company for a period of time or that the Participant or the Company satisfy certain performance goals or criteria. Unless provided otherwise by the Committee in the exercise of its sole discretion, Participants holding Restricted Stock Awards will have voting and liquidation rights with respect to the number of shares of Common Stock underlying the Restricted Stock Awards as if the Participant were the holder of such number of shares of Common Stock, but any dividends and distributions with respect to such shares of unvested Common Stock will be subject to the same restrictions as the shares.

     PERFORMANCE UNITS. Performance Units are rights to receive a payment from the Company in the form of stock, cash or a combination of both, upon the achievement of established performance criteria. Such criteria may include achievement by the Participant, the Company or a specified business unit or subsidiary of predetermined performance goals approved by the Compensation Committee at the time the Performance Units are awarded.

     STOCK BONUSES. Stock Bonuses are awards of Common Stock granted to Participants, subject to such terms and conditions as may be determined by the Committee. Participants receiving Stock Bonuses will have all voting, dividend, liquidation and other rights with respect to, and upon becoming the record holder of, the shares of Common Stock issued as the Stock Bonus, but the Committee may place such restrictions on the transfer or assignability of shares received as a Stock Bonus as it may deem appropriate.

     EFFECT OF TERMINATION OF EMPLOYMENT. If a Participant's employment or other service with the Company and all subsidiaries is terminated by reason of death, disability or retirement, all Options and Stock Appreciation Rights held by the Participant that are currently exercisable by the Participant as of the time of such termination will remain exercisable for one year (but in no event after the expiration date of any such Option for Stock Appreciation Right) after such termination. All Restricted Stock Awards will become fully vested and all Performance Units and Stock Bonuses then held by a Participant will vest and/or continue to vest as provided in the applicable award agreement following termination of the Participant's employment due to death, disability or retirement.

     If a Participant's employment is terminated for a reason other than death, disability or retirement, all rights of the Participant under the 1995 Plan and any agreements evidencing an Incentive Award will immediately terminate without notice of any kind, and no Options or Stock Appreciation Rights held by the Participant will thereafter be exercisable, all Restricted Stock Awards held by the Participant that have not vested will be terminated and forfeited and all Performance Units and Stock Bonuses will vest and/or continue to vest in the manner provided in the applicable award agreement; provided, however, that in the event the termination is for a reason other than "cause" (as defined in the 1995 Plan), all Options or Stock Appreciation Rights then held by the Participant that are currently exercisable by the Participant as of the time of such termination will remain exercisable for a period of three months after the termination.

     CHANGE IN CONTROL OF THE COMPANY. In the event a "change in control" of the Company occurs, then, if approved by the Compensation Committee, (i) all outstanding options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary, (ii) all outstanding restricted stock awards will become immediately fully vested, and (iii) all outstanding performance units and stock bonuses will vest and/or continue to vest in the manner determined by the Compensation Committee and reflected in the award agreement. In addition, the Compensation Committee, without the consent of any affected participant, may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of such change in control over the exercise price per share of the options.

     For purposes of the 1995 Plan, a "change in control" of the Company will be deemed to have occurred, among other things, upon (i) the sale or other disposition of substantially all of the assets of the Company, (ii) the approval by the Company's shareholders of a plan or proposal for the liquidation or dissolution of the Company, (iii) a merger or consolidation to which the Company is a party if the Company's shareholders immediately prior to the merger or consolidation beneficially own, immediately after the merger or consolidation, securities of the surviving corporation representing (A) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities, unless the transaction was approved in advance by the directors as of the effective date of the 1995 Plan or by any persons who subsequently become directors and whose election or nomination was approved by a majority vote of the directors comprising the Board as of the effective date of the 1995 Plan (the "Incumbent Directors"), or (B) 50% or less of the combined voting power of the surviving corporation's then outstanding securities (regardless of any approval by the Incumbent Directors), (iv) any person becoming, after the effective date of the 1995 Plan, the beneficial owner of (A) 20% or more, but not 50% or more, of the combined voting power of the Company's Common Stock, unless the transaction resulting in such ownership was approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of the Company's outstanding securities (regardless of any approval by the Incumbent Directors), or (v) the Incumbent Directors cease for any reason to constitute at least a majority of the Board, or (vi) any other change in control of the Company of a nature that would be required to be reported pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES IS BASED ON CURRENT STATUTES, REGULATIONS AND INTERPRETATIONS. THE DESCRIPTION DOES NOT INCLUDE FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES. IN ADDITION, THE DESCRIPTION IS NOT INTENDED TO ADDRESS SPECIFIC TAX CONSEQUENCES APPLICABLE TO DIRECTORS, OFFICERS OR GREATER THAN 10% STOCKHOLDERS OF THE COMPANY OR TO ANY INDIVIDUAL PARTICIPANT WHO RECEIVES AN INCENTIVE AWARD.

     INCENTIVE STOCK OPTIONS. There will not be any federal income tax consequences to either the Participant or the Company as a result of the grant to an employee of an Incentive Stock Option under the 1995 Plan. The exercise by a Participant of an Incentive Stock Option also will not result in any federal income tax consequences to the Company or the Participant, except that
(i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the amount paid for the shares by the Participant will be includable in the Participant's alternative minimum taxable income for purposes of the alternative minimum tax, and (ii) the Participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock or Preferred Stock are permitted to be tendered in payment of an Option exercise price.

     If the Participant disposes of the Incentive Stock Option shares acquired upon exercise of the Incentive Stock Option, the federal income tax consequences will depend upon how long the Participant has held the shares. If the Participant does not dispose of the shares within two years after the Incentive Stock Option was granted, nor within one year after the Participant exercised the Incentive Stock Option and the shares were transferred to the Participant, then the Participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the Participant realized on disposition of the shares, and (ii) the option price at which the Participant acquired the shares. The Company is not entitled to any compensation expense deduction under these circumstances.

     If the Participant does not satisfy both of the above holding period requirements (a "disqualifying disposition"), then the Participant will be required to report as ordinary income, in the year the Participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option, or (ii) the amount realized on the disposition of the shares, exceeds the option price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the Participant. This compensation income may be subject to withholding. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     NON-STATUTORY STOCK OPTIONS. Neither the Participant nor the Company incurs any federal income tax consequences as a result of the grant of a Non-Statutory Stock Option. Upon exercise of a Non-Statutory Stock Option, a Participant will recognize ordinary income, subject to withholding, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the consideration paid for the shares. The Participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock or Preferred Stock are permitted to be tendered in payment of an Option exercise price.

     At the time of a subsequent sale or disposition of any shares of Common Stock obtained upon exercise of a Non-Statutory Stock Option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Statutory Stock Option for any amounts includable in the taxable income of the Participant as ordinary income, provided the Company complies with any applicable withholding requirements.

     STOCK APPRECIATION RIGHTS. A participant who receives a Stock Appreciation Right will not recognize any taxable income at the time of the grant. Upon the exercise of a Stock Appreciation Right, the Participant will realize ordinary income in an amount equal to the cash and the fair market value of any shares of Common Stock received by the Participant. Provided that proper withholding is made, the Company will be entitled to a compensation expense deduction for any amounts includable by the Participant as ordinary income.

     RESTRICTED STOCK AWARDS. With respect to shares issued pursuant to a Restricted Stock Award that are not subject to a substantial risk of forfeiture, a Participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt. With respect to shares that are subject to a substantial risk of forfeiture, a Participant may file an election under Section 83(b) of the Code within 30 days after the shares are received to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). The Company will receive a corresponding tax deduction, provided that proper withholding is made. If a Section 83(b) election is made, the Participant will not recognize any additional income when the restrictions on the shares issued in connection with the stock award lapse. At the time any such shares are sold or disposed of, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date of receipt of the Restricted Stock Award.

     A Participant who does not make a Section 83(b) election within 30 days of the receipt of a Restricted Stock Award that is subject to a substantial risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares.
The Company will receive a corresponding tax deduction, provided that proper withholding is made. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with a Restricted Stock Award as to which the restrictions have lapsed, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the restrictions lapse.

     PERFORMANCE UNITS. A Participant who receives a Performance Unit will not recognize any taxable income at the time of the grant. Upon settlement of the Performance Unit, the Participant will realize ordinary income in an amount equal to the cash and the fair market value of any shares of Common Stock received by the Participant. Provided that proper withholding is made, the Company would be entitled to a compensation expense deduction for any amounts includable by the Participant as ordinary income.

     STOCK BONUSES. With respect to shares issued pursuant to a Stock Bonus, a Participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received as of the date of receipt. The Company will receive a corresponding tax deduction, provided that proper withholding is made. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with a Stock Bonus, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the shares were received.

     EXCISE TAX ON PARACHUTE PAYMENTS. The Code also imposes a 20% excise tax on the recipient of "excess parachute payments," as defined in the Code and denies tax deductibility to the Company on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, stockholders or highly compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of Options, or the vesting of Restricted Stock Awards, upon a change in control of the Company may constitute parachute payments, and in certain cases, "excess parachute payments."

     SECTION 162(m). Under Section 162(m) of the Code, the deductibility of certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies is limited to $1,000,000. Compensation for this purpose generally includes any items of compensation expense described above in connection with Incentive Awards under the 1995 Plan. However, certain types of compensation are excepted from this limit, including compensation that qualifies as "performance-based compensation." Under Section 162(m), any compensation expense resulting from the exercise of Options under the 1995 Plan with exercise prices equal to (or greater than) the fair market value of the Common Stock on the date of grant should qualify as "performance-based compensation" excepted from the limit of
Section 162(m). However, compensation expense in connection with any other Incentive Awards under the 1995 Plan will be subject to this limit.

OPTIONS GRANTED UNDER THE 1995 PLAN


The table below summarizes outstanding Options under the 1995 Plan as of February 24, 1999. The Options granted in fiscal 1998 to the Named Executive Officers are also disclosed in the Summary of Compensation Table and the Option Grants in Last Fiscal Year Table, as required by the rules of the Securities and Exchange Commission.


                                 NEW PLAN BENEFITS
                   AMENDED AND RESTATED 1995 STOCK INCENTIVE PLAN


                                                           NUMBER OF SHARES
     NAME AND POSITION                                    UNDERLYING OPTIONS
     -----------------                                    ------------------
     Robert A. Pitner. . . . . . . . . . . . . .                  640,334
       CHIEF EXECUTIVE OFFICER AND INTERIM CHIEF
       FINANCIAL OFFICER
     Evros Psiloyenis. . . . . . . . . . . . . .                  500,000
       PRESIDENT
     Executive Group . . . . . . . . . . . . . .                1,140,334
     Non-Executive Director Group. . . . . . . .                  196,500
     Non-Executive Employee Group. . . . . . . .                  427,500
       Total . . . . . . . . . . . . . . . . . .                1,764,334

BOARD OF DIRECTORS RECOMMENDATION

     The Board of Directors recommends a vote FOR approval of the proposed amendment to the 1995 Plan. The affirmative vote of a majority of shares of the Common Stock of the Company voting in person or by proxy on the proposed amendment to the 1995 Plan at the Annual Meeting is necessary for approval of the amendment. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the proposed amendment to the 1995 Plan.


                            RATIFICATION OF SELECTION OF
                                INDEPENDENT AUDITORS
                                     PROPOSAL 4

PROPOSAL

     The Board has appointed Ernst & Young LLP, independent certified public accountants, as auditors of the Company for the year ending August 31, 1999. Although it is not required to do so, the Board wishes to submit the selection of Ernst & Young LLP to the shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

BOARD OF DIRECTORS' RECOMMENDATION

     The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as auditors of the Company for the year ending August 31, 1999. The affirmative vote of the holders of a majority of shares of Common Stock of the Company present in person or by proxy at the Annual Meeting, assuming a quorum is present, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR the ratification of Ernst & Young LLP.


                                CERTAIN TRANSACTIONS

     On November 7, 1997, the Company entered into Subscription Agreements (the "Subscription Agreements") with certain investors (collectively, the "Investors"), including Andrew K. Boszhardt, Jr., a member of the Company's Board of Directors, pursuant to which the Investors agreed to purchase an aggregate of 1,166,667 shares of Common Stock at purchase price of $0.60 per share. As a condition to the Investors' purchase of such shares, members of the Company's Board of Directors, were required to purchase an aggregate of 100,000 shares of Common Stock (the "Director Shares") at a purchase price of $0.60 per share. In connection with the Subscription Agreements, the Company agreed to allow Mr. Boszhardt, or his designee, to nominate one director (such nominee, the "Boszhardt Nominee") for election as a member of the Board of Directors of the Company at each annual meeting of shareholders or any other meeting at which directors are elected (such director, the "Boszhardt Director"). The Company agreed to use its good faith, reasonable efforts to ensure that the Boszhardt Director will continue as a member of the Board of Directors for such period as the Investors and/or any affiliates of Mr. Boszhardt own, in the aggregate, beneficially and of record not less than 500,000 shares of Common Stock of the Company (the "Minimum Holding Period"). Additionally, in connection with the Subscription Agreements, Messrs. McNally and Pitner entered into a Letter Agreement dated as of November 7, 1997 with Mr. Boszhardt, pursuant to which Messrs. McNally and Pitner agreed to vote all of the shares of

Common Stock beneficially held by them to elect Mr. Boszhardt, or his nominee, as a member of the Board of Directors of the Company for such Minimum Holding Period.


     On December 31, 1997, the Company entered into a termination agreement with Richard Koontz, a former officer of the Company, providing for termination of his employment. Mr. Koontz was paid an aggregate of $50,000 under this agreement.



     On February 26, 1998, the Company sold 450,000 shares of Common Stock at a price of $0.50 per share, for an aggregate purchase price of $225,000, to Andrew
K. Boszhardt, Jr., a director and shareholder of the Company. On March 12, 1998, the Company sold an additional 450,000 shares of Common Stock, at a price of $0.50 per share, for an aggregate purchase price of $225,000, to Andrew K. Boszhardt, Jr. (400,000 shares) and Anthony Scaramucci (50,000 shares).



     In May 1998, Andrew K. Boszhardt and David R. Chamberlin each advanced $50,000 to the Company, with the understanding that such funds would be used to acquire securities of the Company on the same terms as the securities issued in the Financing to be arranged by TECH. The Company subsequently issued 333,333 shares of Common Stock at a price of $.15 per share for an aggregate purchase price of $100,000 to Mr. Boszhardt and Mr. Chamberlin.


     On June 3, 1998, Norwest Business Credit, Inc. assigned all of its right, title and interest in the Company's credit facilities with Norwest Business Credit, Inc. to TECH. The loan documents underlying the credit facility consisted of a revolving promissory note, dated May 28, 1997, in the principal amount of $800,000, a credit and security agreement which, among other things, granted the lender a security interest in all of the Company's assets. The outstanding balance at the time of the assignment was approximately $142,000. TECH has continued to make advances available to the Company under these loan documents. The advances bear interest at the rate of 1% in excess of the prime rate. As of November 30, 1998, the principal outstanding balance was $1,955,000.


     On December 15, 1998, the Company agreed to pay TECH a fee of $25,000 per month and to grant to TECH a warrant to purchase an aggregate of 4,750,000 shares of Common Stock, at an exercise price of $.15 per share, in connection with the Financing, which has been arranged by TECH. Mr. van Luttikhuizen, Mr. van Leeuwen and Mr. Pietra are principals of TECH. See "Proposal to Amend the Articles of Incorporation to Increase the Authorized Capital Stock of the Company - Proposed Financing" for a description of the TECH letter of Intent and participation in the Financing by certain directors of the Company.


              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on review of the copies of such reports furnished to the Company during the period ended August 31, 1998, and based on representations by such persons, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with.

                   SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING


     Proposals of shareholders intended to be included in the proxy statement and proxy card relating to the 2000 Annual Meeting must be received by the Company at its principal executive offices on or before October 8, 1999.



     In addition, if the Company receives notice of a shareholder proposal to be voted on at the next Annual Meeting of Shareholders after November 8, 1999, the persons named as proxies in the Company's proxy statement and form of proxy for such meeting will have discretionary authority to vote on the proposal.


                                   OTHER MATTERS

     The management of the Company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

                            ANNUAL REPORT ON FORM 10-KSB


     The Company is including with this Proxy Statement a copy of its Annual Report on Form 10-KSB (exclusive of exhibits) for the fiscal year ended August 31, 1998.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Thomas A. Letscher

                                        Thomas A. Letscher
                                        SECRETARY


Minneapolis, Minnesota
March 9, 1999

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NICOLLET
                          PROCESSING ENGINEERING, INC.


    The undersigned hereby appoints Robert A. Pitner and Pierce A. McNally, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Nicollet Process Engineering, Inc. held of record by the undersigned on February 24, 1999 at the Annual Meeting of Shareholders to be held on April 7, 1999 or any adjournment thereof.


1.         ELECTION OF DIRECTORS:        / / FOR all nominees listed below         / / AGAINST all nominees listed
                                           (EXCEPT AS MARKED TO THE CONTRARY       below
                                         BELOW)

(INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT
                       NOMINEE'S NAME IN THE LIST BELOW.)


ROBERT A. PITNER
ANDREW K. BOSZHARDT, JR.

BENTON J. CASE, JR.
JOHN VAN LEEUWEN

MANUEL SCHIAPPA PIETRA
THOMAS W. BUGBEE


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
2.         PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF
           SHARES OF CAPITAL STOCK FROM 15,000,000 TO 55,000,000 SHARES, CONSISTING OF 50,000,000 SHARES OF COMMON
           STOCK, NO PAR VALUE, AND 5,000,000 SHARES DESIGNATED AS PREFERRED STOCK, NO PAR VALUE.

            / /  For            / /  Against            / /  Abstain

3. PROPOSAL TO AMEND THE COMPANY'S 1995 AMENDED AND RESTATED STOCK INCENTIVE PLAN TO (A) INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER TO 3,000,000, (B) INCREASE THE NUMBER OF SHARES THAT MAY BE SUBJECT TO AN AWARD GRANTED TO A PARTICIPANT IN ANY FISCAL YEAR OF THE COMPANY WITH A VALUE BASED SOLELY ON AN INCREASE IN THE VALUE OF THE COMMON STOCK AFTER THE DATE OF THE GRANT TO 500,000 SHARES IN THE AGGREGATE AND (C) INCREASE THE NUMBER OF SHARES WHICH MAY BE SUBJECT TO AN AWARD GRANTED TO A PARTICIPANT WHO IS FIRST APPOINTED OR ELECTED AS AN OFFICER, HIRED AS AN EMPLOYEE, RETAINED AS A CONSULTANT TO THE COMPANY OR WHO

                          (CONTINUED ON REVERSE SIDE)

    RECEIVES A PROMOTION THAT RESULTS IN AN INCREASE IN RESPONSIBILITIES OR DUTIES MAY BE GRANTED, DURING THE FISCAL YEAR OF SUCH APPOINTMENT, ELECTION, HIRING, RETENTION OR PROMOTION TO 700,000 SHARES.

            / /  For            / /  Against            / /  Abstain

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
4.         PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP, CERTIFIED PUBLIC ACCOUNTANTS, AS INDEPENDENT
           AUDITORS OF THE COMPANY FOR THE YEAR ENDING AUGUST 31, 1999.
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            / /  For            / /  Against            / /  Abstain

5.         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
           THE MEETING.
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    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL
BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE AND FOR PROPOSALS 2, 3 AND
4. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or applicable entity name by authorized person.
                                             Dated: ______________________, 1999
                                             ___________________________________
                                                          Signature
                                             ___________________________________
                                                  Signature if held jointly

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL
1 AND FOR PROPOSALS 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.